Exhibit 99.3

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the shares of common stock of China Bio-Energy Corp., dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 23, 2011

Sanfu Holding Co., Ltd.

By:	/s/ Gaomin Huang

Name:	Gaomin Huang
Title:	Sole Director

/s/ Gaomin Huang
Gaomin Huang

/s/ Sanfu Huang
Sanfu Huang